Exhibit 99.1

Mr. Cooper Group Reports Second Quarter 2022 Results

  Reported total net income of $151 million including MSR mark of $196 million, equivalent to ROCE of 15.1%
  Book value per share increased to $56.34 and Tangible book value per share increased to $54.51
  Servicing UPB grew to $804 billion, up 23% y/y
  Repurchased 2.3 million common shares for $100 million

DALLAS--(BUSINESS WIRE)--July 27, 2022--Mr. Cooper Group Inc. (NASDAQ: COOP) (the “Company”), which principally operates under the Mr. Cooper® and Xome® brands, reported a second quarter net income of $151 million or $2.03 per diluted share. Net income included an other mark-to-market of $196 million, which excludes fair value of excess spread accretion of $4 million. Excluding other mark-to-market and other items, the Company reported pretax operating income of $17 million. Other items included $3 million in severance charges, $3 million in transaction costs related to the acquisition of our new default servicing business, $1 million in facilities consolidation costs, and $1 million in intangible amortization.

Chairman and CEO Jay Bray commented, “The company’s originations and servicing teams continue to do a great job with execution. I was extremely pleased to see us grow the servicing portfolio to $804 billion, welcome the team from our new default servicing platform, rebranded to Right Path Servicing, to our family, buy back $100 million in stock, and end the quarter with exceptional capital and liquidity.”

Chris Marshall, Vice Chairman and President added, “In addition to generating portfolio growth, servicing enjoyed higher profitability in the second quarter thanks to the rise in interest rates, while Originations did a fantastic job with customer retention, achieving and then exceeding our strategic recapture target and helping borrowers achieve their financial goals with cash-out refinancings.”

Servicing

The Servicing segment is focused on providing a best-in-class home loan experience for our 3.9 million customers while simultaneously strengthening asset performance for investors. In the second quarter, Servicing recorded pretax income of $226 million, including other mark-to-market of $196 million. The forward servicing portfolio ended the quarter at $804 billion in UPB. Servicing generated pretax operating income, excluding other mark-to-market, of $30 million. At quarter end, the carrying value of the MSR was $6,151 million equivalent to 155 bps of MSR UPB.

	Quarter Ended
($ in millions)	Q1'22		Q2'22
	$	BPS	$	BPS
Operational revenue	$365	19.5	$394	19.8
Amortization, net of accretion	(202)	(10.8)	(199)	(10.0)
Mark-to-market	553	29.5	200	10.1
Total revenues	716	38.2	395	19.9
Total expenses	(123)	(6.5)	(143)	(7.2)
Total other expenses, net	(35)	(1.9)	(26)	(1.3)
Income before taxes	558	29.8	226	11.4
Other mark-to-market	(552)	(29.5)	(196)	(9.9)
Accounting items	1	0.1	—	—
Pretax operating income excluding other mark-to-market and accounting items	$7	0.4	$30	1.5

	Quarter Ended
	Q1'22		Q2'22
Ending UPB ($B)		$796		$804
Average UPB ($B)		$749		$796
60+ day delinquency rate at period end		2.5%		2.7%
Annualized CPR		14.8%		11.0%
Modifications and workouts		32,498		25,721

Originations

The Originations segment focuses on creating servicing assets at attractive margins by acquiring loans through the correspondent channel and refinancing existing loans through the direct-to-consumer channel. Originations earned pretax income of $61 million and pretax operating income of $63 million, which excluded $2 million in severance charges.

The Company funded 29,154 loans in the second quarter, totaling approximately $7.8 billion UPB, which was comprised of $4.5 billion in direct-to-consumer and $3.3 billion in correspondent. Funded volume decreased 33% quarter-over-quarter, while pull through adjusted volume decreased 37% quarter-over-quarter to $6.5 billion.

	Quarter Ended
($ in millions)	Q1'22	Q2'22
Income before taxes	$155	$61
Accounting items / other	2	2
Pretax operating income excluding accounting items and other	$157	$63
	Quarter Ended
($ in millions)	Q1'22	Q2'22
Total pull through adjusted volume	$10,332	$6,485
Funded volume	$11,573	$7,767
Refinance recapture percentage	50%	60%
Recapture percentage	37%	29%
Purchase volume as a percentage of funded volume	23%	37%

Conference Call Webcast and Investor Presentation

The Company will host a conference call on July 27, 2022 at 10:00 A.M. Eastern Time. Preregistration for the call is now available in the Investor section of www.mrcoopergroup.com. Participants will receive a toll-free dial-in number and a unique registrant ID to be used for immediate call access. A simultaneous audio webcast of the conference call will be available under the investors section on www.mrcoopergroup.com.

Non-GAAP Financial Measures

The Company utilizes non-GAAP financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. The adjusted operating financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance, and are better measures for assessing trends in our underlying businesses. These notable items are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and our business segment’s ongoing performance. Pretax operating income (loss) in the servicing segment eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Pretax operating income (loss) in each segment also eliminates, as applicable, transition and integration costs, gains (losses) on sales of fixed assets, certain settlement costs that are not considered normal operational matters, intangible amortization, and other adjustments based on the facts and circumstances that would provide investors a supplemental means for evaluating the Company’s core operating performance. Return on tangible common equity (ROTCE) is computed by dividing net income by average tangible common equity (also known as tangible book value). Tangible common equity equals total stockholders’ equity less goodwill and intangible assets. Management believes that ROTCE is a useful financial measure because it measures the performance of a business consistently and enables investors and others to assess the Company’s use of equity. Tangible book value is defined as stockholders’ equity less goodwill and intangible assets. Our management believes tangible book value is useful to investors because it provides a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including the severity and duration of the COVID-19 pandemic; the pandemic’s impact on the U.S. and global economies; federal, state, and local governmental responses to the pandemic; borrower forbearance rates and availability of financing. Results for any specified quarter are not necessarily indicative of the results that may be expected for the full year or any future period. Certain of these risks and uncertainties are described in the “Risk Factors” section of Mr. Cooper Group’s most recent annual reports and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Mr. Cooper undertakes no obligation to publicly update or revise any forward-looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

MR. COOPER GROUP INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (millions of dollars, except for earnings per share data)

	Three Months Ended March 31, 2022	Three Months Ended June 30, 2022
Revenues:
Service related, net	$755	$460
Net gain on mortgage loans held for sale	297	139
Total revenues	1,052	599
Total expenses:	338	328
Other income (expense), net:
Interest income	36	50
Interest expense	(106)	(111)
Other income (expense), net	222	(5)
Total other income (expense), net	152	(66)
Income before income tax expense	866	205
Income tax expense	208	54
Net income	658	151
Net income attributable to non-controlling interest	—	—
Net income attributable to common stockholders	$658	$151

Earnings per common share attributable to Mr. Cooper:
Basic	$8.91	$2.08
Diluted	$8.59	$2.03
Weighted average shares of common stock outstanding (in millions):
Basic	73.9	72.7
Diluted	76.6	74.3

MR. COOPER GROUP INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (millions of dollars)

	March 31, 2022	June 30, 2022
Assets
Cash and cash equivalents	$579	$514
Restricted cash	130	115
Mortgage servicing rights at fair value	6,006	6,151
Advances and other receivables, net	1,044	892
Mortgage loans held for sale at fair value	3,593	2,072
Property and equipment, net	75	72
Deferred tax assets, net	794	750
Other assets	2,269	2,329
Total assets	$14,490	$12,895

Liabilities and Stockholders' Equity
Unsecured senior notes, net	$2,670	$2,672
Advance and warehouse facilities, net	4,795	3,407
Payables and other liabilities	2,203	2,223
MSR related liabilities - nonrecourse at fair value	845	556
Total liabilities	10,513	8,858
Total stockholders' equity	3,977	4,037
Total liabilities and stockholders' equity	$14,490	$12,895

UNAUDITED SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (millions of dollars, except for earnings per share data)

	Three Months Ended March 31, 2022
	Servicing	Originations	Corporate/ Other	Consolidated

Service related, net	$701	$42	$12	$755
Net gain on mortgage loans held for sale	15	282	—	297
Total revenues	716	324	12	1,052
Total expenses	123	174	41	338
Other (expense) income, net:
Interest income	19	17	—	36
Interest expense	(54)	(12)	(40)	(106)
Other income, net	—	—	222	222
Total other (expense) income, net	(35)	5	182	152
Pretax income	$558	$155	$153	$866
Income tax expense				208
Net income				658
Net income attributable to noncontrolling interests				—
Net income attributable to common stockholders				$658
Net income per share
Basic				$8.91
Diluted				$8.59

Non-GAAP Reconciliation:
Pretax income (loss)	$558	$155	$153	$866
Other mark-to-market	(552)	—	—	(552)
Accounting items / other	1	2	(223)	(220)
Intangible amortization	—	—	2	2
Pretax operating income (loss)	$7	$157	$(68)	$96
Income tax expense				(23)
Operating income(1)				$73
ROTCE(2)				8.2%
Average tangible book value (TBV)(3)				$3,539
(1)	Assumes tax-rate of 24.2%.
(2)	Computed by dividing annualized earnings by average TBV.
(3)	Average of beginning TBV of $3,233 and ending TBV of $3,844.

UNAUDITED SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (millions of dollars, except for earnings per share data)

	Three Months Ended June 30, 2022
	Servicing	Originations	Corporate/ Other	Consolidated

Service related, net	$414	$24	$22	$460
Net gain on mortgage loans held for sale	(19)	158	—	139
Total revenues	395	182	22	599
Total expenses	143	126	59	328
Other (expense) income, net:
Interest income	35	15	—	50
Interest expense	(61)	(10)	(40)	(111)
Other expense, net	—	—	(5)	(5)
Total other (expense) income, net	(26)	5	(45)	(66)
Pretax income (loss)	$226	$61	$(82)	$205
Income tax expense				54
Net income				151
Net income attributable to noncontrolling interests				—
Net income attributable to common stockholders				$151
Net income per share
Basic				$2.08
Diluted				$2.03

Non-GAAP Reconciliation:
Pretax income (loss)	$226	$61	$(82)	$205
Other mark-to-market	(196)	—	—	(196)
Accounting items / other	—	2	5	7
Intangible amortization	—	—	1	1
Pretax operating income (loss)	$30	$63	$(76)	$17
Income tax expense(1)				(4)
Operating income				$13
ROTCE(2)				1.3%
Average tangible book value (TBV)(3)				$3,875
(1)	Assumes tax-rate of 24.2%.
(2)	Computed by dividing annualized earnings by average TBV.
(3)	Average of beginning TBV of $3,844 and ending TBV of $3,906.

Non-GAAP Reconciliation:	Quarter Ended
($ in millions except value per share data)	Q1'22	Q2'22
Stockholders' equity (BV)	$3,977	$4,037
Goodwill	(120)	(120)
Intangible assets	(13)	(11)
Tangible book value (TBV)	$3,844	$3,906
Ending shares of common stock outstanding (in millions)	73.9	71.7

BV/share	$53.81	$56.34
TBV/share	$52.01	$54.51

Net income	$658	$151
ROCE(1)	71.7%	15.1%

Beginning stockholders’ equity	$3,367	$3,977
Ending stockholders’ equity	$3,977	$4,037
Average stockholders’ equity (BV)	$3,672	$4,007
(1)	Computed by dividing annualized earnings by average BV.

Contacts

Investor Contact:
Kenneth Posner, SVP Strategic Planning and Investor Relations
(469) 426-3633
Shareholders@mrcooper.com

Media Contact:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com